As filed with the Securities and Exchange Commission on December 1, 2023

Registration No. 333-264238

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

To

Form S-1 Registration Statement No. 333-264238

UNDER

THE SECURITIES ACT OF 1933

Quanergy Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3569	88-0535845
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o SierraConstellation Partners, LLC

355 S. Grand Avenue, Suite 1450

Los Angeles, California 90071

(408) 245-9500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Patrick Archambault

Chief Financial Officer

Quanergy Systems, Inc.

c/o SierraConstellation Partners, LLC

355 S. Grand Avenue, Suite 1450

Los Angeles, California 90071

(408) 245-9500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “small reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This Post-Effective Amendment will become effective in accordance with the provisions of Section 8(c) of the Securities Act.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-1 (as amended and supplemented, the “Registration Statement”), previously filed by Quanergy Systems, Inc. (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-1 (File No. 333-264238), originally filed with the SEC on April 11, 2022 and declared effective on May 13, 2022, relating to (a) the issuance by the Company of up to 21,320,000 shares of the Company’s common stock, $0.0001 par value (the “Common Stock”) issuable upon the exercise of warrants by the holders thereof, (b) the resale of up to 57,538,996 shares of Common Stock by the selling securityholders named in the Registration Statement and (c) the resale of 7,520,000 private placement warrants by the holders thereof.

The Company is filing this Post-Effective Amendment to withdraw and remove from registration any and all securities held for resale by the selling securityholders named therein that remain unsold under the Registration Statement and all securities issuable by the Company under the Registration Statement that are unissued as of the filing of this Post-Effective Amendment.

On December 13, 2022, the Company filed a voluntary petition (Case No. 22-11305) for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (such court, the “Court” and such case, the “Case”). The Case is being administered under the caption “In re Quanergy Systems, Inc., Case No. 22-11305 (CTG).”

On February 2, 2023, the Court entered an order authorizing the sale of substantially all of the Company’s assets to ROLISI, LLC pursuant to Section 363 of the Bankruptcy Code. On February 3, 2023, the Company successfully consummated the sale, which provided the Company with the liquidity necessary to wind down the Company’s estate in an orderly and expeditious manner. On November 8, 2023, the Court entered an order confirming the First Amended Chapter 11 Plan of Quanergy Systems, Inc. (the “Plan”). The Plan became effective on November 30, 2023 (the “Effective Date”). Pursuant to the Plan, all shares of common stock and other equity interests in the Company were deemed cancelled and extinguished upon the Effective Date.

In connection with the Plan, the Company has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statement. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, effective upon the filing of this Post-Effective Amendment, the Company hereby removes and withdraws from registration all securities of the Company that are registered pursuant to the Registration Statement that remain unsold or otherwise unissued as of the date hereof, if any. The Company also hereby amends the Registration Statement, as appropriate, to reflect the deregistration of such securities and terminates its effectiveness.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California on December 1, 2023.

QUANERGY SYSTEMS, INC.

By:	/s/ Patrick Archambault
Name:	Patrick Archambault
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act.